Exhibit 99.1

Heritage Insurance Holdings, Inc. Announces Definitive Agreement for $79.5 Million Private Placement of Senior Secured Notes Due 2023 Led by Fermat Capital Management, LLC and HSCM Bermuda Management Company

Clearwater, FL. – Dec 13, 2016 – Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today announced that it has entered into a definitive purchase agreement with funds managed by Fermat Capital Management, LLC and HSCM Bermuda Management Company, among other financial institutions, providing for the private placement of an aggregate principal amount of $79.5 million of the Company’s senior secured notes due 2023. The notes will bear annual interest equal to the three month LIBOR plus 8.75%. The transaction is expected to close at the end of this week.

Heritage intends to use the net proceeds from the offering to participate opportunistically in mergers and acquisitions, to make strategic investments and for general corporate purposes.

Said Bruce Lucas, Heritage Chairman and CEO, “I am thrilled to partner with our lenders in the largest debt transaction for the Florida property insurance industry this year. We view the commitment by Fermat and HSCM Bermuda, who we believe are two of the most trusted names in the reinsurance industry, as another testament to the strength of our company. We remain growth oriented and focused on opportunities for strategic expansion. We anticipate this loan transaction will enable us to continue strategic M&A and generate higher returns for our shareholders. We have consistently stated our preference to avoid shareholder dilution and to fund our capital needs by adding some leverage to our capital structure. This transaction fulfills this goal and allows the company to seek higher returns for shareholders while bolstering our capital position for our policyholders.”

The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes are being offered only to Qualified Institutional Buyers as defined in Rule 144A under the Securities Act and to persons outside the United States that are not U.S. Persons as defined in Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes and shall not constitute an offer, solicitation or sale of the notes in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write approximately $587 million and $58 million, respectively, of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Florida, Hawaii, North Carolina and South Carolina. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Statements in this press release regarding Heritage’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Heritage’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 8, 2016.

Heritage Insurance Holdings Inc.

Investor Contact:

Steve Martindale, CFO

727-362-7203

smartindale@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com